SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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REVEN HOUSING REIT, INC.
(Name of Registrant As Specified In Its Charter)

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Reven Housing REIT, Inc.
7911 Herschel Avenue, Suite 201
La Jolla, California
(858) 459-4000

To the Holders of Common Stock of
Reven Housing REIT, Inc.:

Reven Housing REIT, a Colorado corporation (“Company”), on August 29, 2012, obtained written consents from stockholders holding a majority in voting power of the outstanding shares of common stock to approve the adoption of the Company’s 2012 Incentive Compensation Plan.

The details of the foregoing actions and other important information are set forth in the accompanying Information Statement.  The board of directors of the Company has unanimously approved the above action.

Under Section 7-107-104 Colorado Business Corporation Act and as provided by the Company’s Restated Articles of Incorporation, action by stockholders may be taken without a meeting, without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.  On that basis, the stockholders holding a majority of the outstanding shares of common stock approved the foregoing action.  No other vote or stockholder action is required.  You are hereby being provided with notice of the approval of the foregoing actions by less than unanimous written consent of the stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Chad M. Carpenter

Chad M. Carpenter
Chairman of the Board

La Jolla, California
September 5, 2012

INFORMATION STATEMENT

CONCERNING CORPORATE ACTIONS AUTHORIZED BY WRITTEN
CONSENTS OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

General Information

This Information Statement is being furnished to the stockholders of Reven Housing REIT, Inc., a Colorado corporation (“Company,” “we,” “us” or “our”), to advise them of the corporate actions described herein, which have been authorized by the written consents of stockholders owning a majority of the outstanding shares of our common stock.  This action is being taken in accordance with the requirements of the Company’s Restated Articles of Incorporation and the Colorado Business Corporation Act.

This Information Statement will first be mailed to stockholders on or about September 5, 2012 and is being furnished for informational purposes only.

As of August 29, 2012 (the “Record Date”), stockholders who then owned of record an aggregate of 5,946,300 shares of our common stock executed and delivered to us written consents authorizing and approving the adoption of the Company’s 2012 Incentive Compensation Plan (the “Action”).  Such approving stockholders then held approximately 71.2% of the outstanding shares of our common stock.

Accordingly, the Action has been approved by the holders of a majority of the outstanding shares of our common stock and no further vote or further action of our stockholders is required to approve the Action.  You are hereby being provided with notice of the approval of the Action by less than unanimous written consent of our stockholders.  However, pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, this Action will not be effective until at least 20 days after this Information Statement has first been sent to stockholders.  Stockholders do not have any dissenter or appraisal rights in connection with the Action.

On August 29, 2012, our board of directors approved the adoption of the 2012 Incentive Compensation Plan.

Our executive offices are located at 7911 Herschel Avenue, Suite 201, La Jolla, California, and our telephone number is (858) 459-4000.

Interest of Persons in Matters to be Acted Upon

No officer, director or principal stockholder has a substantial or material interest in the favorable outcome of this Action other than as discussed herein.

OUTSTANDING SHARES AND VOTING RIGHTS

As of August 29, 2012, the Company's authorized capitalization consisted of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock), of which 8,350,000 shares were issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which no shares were issued and outstanding.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.  The voting rights of our Common Stock are described below.  Because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of August 29, 2012, have voted in favor of the foregoing proposal by action by written consent dated August 29, 2012; and having sufficient voting power to approve such proposal through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Our Common Stock is the only class of voting securities issued and outstanding.  Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.

           There were no outstanding options and warrants as of August 29, 2012.

Accordingly, there are 8,350,000 votes outstanding voting together as a single class. Shareholders of record at the close of business on August 29, 2012, are entitled to receive this notice and information statement.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of August 29, 2012

•	by each person who is known by us to beneficially own more than 5% of our Common Stock;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

Name And Address (1)	Number Of Common Shares Beneficially Owned (2)		Percentage Owned (2)
5% or greater owners:
Robert B. Prag (3)	780,626	(4)	9.3%
Daniel Najor (5)	780,626	(6)	9.3%
Carpenter 2002 Irrevocable Trust	900,000	(7)	10.8%

Directors and Executive Officers:
Chad M. Carpenter	5,046,300		60.4%
Michael P. Soni	10,000		*
Jon Haahr(8)	-0-		-0-

All directors and officers as a group (3 persons)	5,056,300		60.6%

(1)	Unless otherwise noted, the address is c/o Reven Housing REIT, Inc., 7911 Herschel Avenue, Suite 201, La Jolla, CA 92037.
(2)
Applicable percentage ownership is based on 8,350,000 shares of common stock issued and outstanding at August 29, 2012.  The number of shares “beneficially owned” as determined under the rules of the Securities and Exchange Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and ay shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

(3)	Mr. Prag’s address is 2455 El Amigo Road, Del Mar, CA 92014.
(4)
Includes 186,626 shares held of record by The Del Mar Consulting Group, Inc. Retirement Plan Trust.  Mr. Prag has voting and dispositive power with respect to the shares held by The Del Mar Consulting Group, Inc. Retirement Plan Trust.

(5)	Mr. Najor’s address is 14317 Salida Del Sol, San Diego, CA 92127.
(6)	Includes 439,987 shares held of record by Najor Family Land Ltd. Mr. Najor has dispositive and voting control with respect to the shares held by Najor Family Land Ltd.
(7)
The trust’s address is 9825 Carroll Centre Rd., #300, San Diego, California 92126.  Cort Carpenter is the trustee of the trust and has dispositive and voting control with respect to the shares held by the Carpenter 2002 Irrevocable Trust.

(8)	Mr. Haahr’s address is c/o Silver Portal Capital, LLC, 12265 El Camino Real, Suite 230, San Diego, CA 92130.
*	Less than 1 percent.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

2012 INCENTIVE COMPENSATION PLAN

General

On the Record Date, the action to adopt our 2012 Incentive Compensation Plan (the “2012 Plan”) was approved by written consent of holders representing approximately 71.2% of the outstanding shares of our common stock.

On August 29, 2012, our board of directors approved the 2012 Plan.  The 2012 Plan is attached to this Information Statement as Exhibit A.

The approval of the 2012 Plan required such board approval and the affirmative vote of a majority of our outstanding shares of common stock.  Such requirements have been met so no vote or further action of our stockholders is required to approve the adoption of the 2012 Plan.  You are hereby being provided with notice of the approval of the adoption of the 2012 Plan by less than unanimous written consent of our stockholders.

Our board of directors approved the 2012 Plan to ensure that we have adequate ways in which to provide stock based compensation to our directors, officers, employees and consultants.  Our board of directors believes that the ability to grant stock-based compensation, such as stock options and stock grants, is important to our future success.  The grant of such stock-based compensation can motivate high levels of performance and provide an effective means of recognizing employee and consultant contributions to our success.  In addition, stock-based compensation can be valuable in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and providing incentives to our current employees and consultants.

Because awards under the 2012 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, our named executive officers, our current executive officers as a group, our non-executive directors as a group, and our employees who are not executive officers, are not presently determinable.

Summary of the 2012 Stock Incentive Plan

The principal terms and features of the 2012 Plan are summarized below.  The following is a summary description of the salient terms, conditions and features of the 2012 Plan and is qualified by the text of the plan.

General; Types of Awards; Number of Shares

The 2012 Plan provides for the grant of options to purchase shares of common stock, restricted stock, stock appreciation rights (“SARs”) and restricted stock units (rights to receive, in cash or stock, the market value of one share of our common stock).  Incentive stock options (“ISOs”) may be granted only to employees.  Nonstatutory stock options and other stock-based awards may be granted to officers, employees, non-employee directors and consultants.  A total of 5,002,500 shares of our common stock are reserved for issuance upon exercise of awards granted under the 2012 Plan.  The 2012 Plan will terminate as to grants of awards after 10 years from the effective date, unless it is terminated earlier by our board of directors.

Administration

The 2012 Plan will be administered by a committee of our board of directors (the “Administrator”) as provided in the 2012 Plan.  The Administrator will have the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards.  The Administrator will be authorized to interpret the 2012 Plan, to establish, amend, and rescind any rules and regulations relating to the 2012 Plan, to determine the terms of agreements entered into with recipients under the 2012 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2012 Plan.

Eligibility

Options and other awards may be granted under the 2012 Plan to directors, officers, employees and consultants of our company and any of our subsidiaries, provided that the services of such consultants are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for our securities.  At the date of this Information Statement, all of our officers, directors and employees would have been eligible to receive awards under the 2012 Plan.

Stock Option and SAR Grants

The exercise price per share of our common stock purchasable upon exercise of any stock option or SAR will be determined by the Administrator, but cannot in any event be less than 100% of the fair market value of our common stock on the date the award is granted.  The Administrator will determine the term of each stock option or SAR (subject to a maximum term of 10 years) and each option or SAR will be exercisable pursuant to a vesting schedule determined by the Administrator.  The grants and the terms of ISOs will be restricted to the extent required for qualification as ISOs by the U.S. Internal Revenue Code of 1986, as amended.  Subject to approval of the Administrator, options or SARs may be exercised by payment of the exercise price in cash, shares of common stock or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by the Administrator.  The Administrator may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option.  The withholding tax may be paid in cash or, subject to applicable law, the Administrator may permit the grantee to satisfy these obligations by the withholding or delivery of shares of our common stock.  We may withhold from any shares of our common stock that may be issued pursuant to an option or from any cash amounts otherwise due from us to the recipient of the option an amount equal to such taxes.

Restricted Stock Grants

Restricted shares may be sold or awarded for consideration determined by the Administrator, including cash, full-recourse promissory notes, as well as past and future services.  Any award of restricted shares will be subject to a vesting schedule determined by the Administrator.  Any restricted shares that are not vested will be subject to rights of repurchase, rights of first refusal or other restrictions as determined by the Administrator.  In general, holders of restricted shares will have the same voting, dividend and other rights as our other stockholders.

Adjustments

In the event of any change affecting shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, the Administrator will make substitutions or adjustments in the aggregate number of shares that may be distributed under the 2012 Plan, and in the number and types of shares subject to, and the exercise prices under, outstanding awards granted under the 2012 Plan, in accordance with Section 10 and other provisions of the 2012 Plan.

Transferability

Unless otherwise permitted by the 2012 Plan and approved by the Administrator as permitted by the 2012 Plan, no award will be assignable or otherwise transferable by the grantee other than by will or the laws of descent and distribution and, during the grantee’s lifetime, an award may be exercised only by the grantee.

Amendment and Termination

Our board of directors may amend the 2012 Plan in any and all respects without stockholder approval, except as such stockholder approval may be required under applicable law or pursuant to the listing requirements of any national market system or securities exchange on which our equity securities may be listed or quoted.

Unless sooner terminated by our board of directors, the 2012 Plan will terminate as to further grants of awards on August 29, 2022.

Tax Aspects Regarding Options

Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences to us and the participants in connection with options granted under the 2012 Plan under existing applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations adopted pursuant to the Code.  This discussion is general in nature and does not address issues relating to the income tax circumstances of any specific individual employee or holder.  Also, the discussion is limited to the tax implications of options, but not other types of awards under the plan.  The discussion is subject to possible future changes in the law.  The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options

A recipient will not have any taxable income at the time a nonqualified stock option (“NSO”) is granted nor will we be entitled to a deduction at that time.  When an NSO is exercised, the grantee will have taxable ordinary income (whether the option price is paid in cash or by surrender of already owned shares of common stock), and we will be entitled to a tax deduction, in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option exercise price.

Incentive Stock Options

A grantee will not have any taxable income at the time an ISO is granted.  Furthermore, a grantee will not have income taxable for federal income tax purposes at the time the ISO is exercised.  However, the excess of the fair market value of the shares at the time of exercise over the exercise price will be a tax preference item in the year of exercise that could create an alternative minimum tax liability for the year of exercise.  If a grantee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code.

If the grantee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition is a “disqualifying disposition,” and the grantee will have taxable ordinary income in the year of the disqualifying disposition equal to the lesser of (a) the difference between the fair market value of the shares and the exercise price of the shares at the time of option exercise, or (b) the difference between the sales price of the shares and the exercise price of the shares.  Any gain realized from the time of option exercise to the time of the disqualifying disposition would be long-term or short-term capital gain, depending on whether the shares were sold more than one year or up to and through one year respectively, after the ISO was exercised.

We are not entitled to a deduction as a result of the grant or exercise of an ISO.  If the grantee has ordinary income taxable as compensation as a result of a disqualifying disposition, we will then be entitled to a deduction in the same amount as the grantee recognizes ordinary income.

Awards under the 2012 Stock Incentive Plan

Awards under the 2012 Plan will be made by the Administrator.  The Administrator does not currently have plans to grant stock options or other awards to any individual or group of individuals under the 2012 Plan.  As of the date of this Information Statement, there are no options to purchase shares of our common or any other awards outstanding.

Equity Compensation Plan Information

We had no options outstanding as of December 31, 2011.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended June 30, 2012, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

INCORPORATION OF INFORMATION BY REFERENCE

The following documents, which are on file with the Commission, are incorporated in this Information Statement by reference and made a part hereof:

(i)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(ii)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

(iii)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

(iv)	Current Reports on Form 8-K filed July 9, 2012, and July 26, 2012.

(v)	Definitive Information Statement on Schedule 14C filed on July 19, 2012.

(vi)	Schedule 14f-1 Information Statement filed July 3, 2012.

All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date hereof shall be deemed to be incorporated by reference in this Information Statement and shall be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this Information Statement and filed with the Commission prior to the date of this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

We will provide without charge to each person to whom this Information Statement is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents).  Written or telephone requests should be directed to us at 7911 Herschel Avenue, Suite 201, La Jolla, California.  Our telephone number is (858) 459-4000.

EXHIBIT INDEX

Exhibit A	2012 Incentive Compensation Plan

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the 2012 Incentive Compensation Plan to the Company’s shareholders.

By order of the Board of Directors
September 5, 2012
/s/ Chad M. Carpenter

Chad M. Carpenter
Chairman of the Board

La Jolla, California
September 5, 2012

REVEN HOUSING REIT, INC.

By:	/s/ Chad M. Carpenter
Chad M. Carpenter
Chairman of the Board